Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

TPI Composites, Inc.:

We consent to the incorporation by reference in the registration statement Nos. 333-212648, 333-216936, 333-223587, 333-230203 and 333-236941 on Form S-8, No. 333-220307 on Form S-3/A and No 333-248952 on Form S-3/ASR of TPI Composites, Inc. of our report dated February 25, 2021, with respect to the consolidated balance sheets of TPI Composites, Inc. as of December 31, 2020 and 2019, the related consolidated statements of operations, comprehensive income (loss), changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2020, which report appears in the December 31, 2020 annual report on Form 10‑K of TPI Composites, Inc.

Our report contains an explanatory paragraph related to TPI Composites, Inc.’s change in method of accounting for leases as of January 1, 2019 due to the adoption of Accounting Standards Codification Topic 842, Leases.

/s/ KPMG LLP
Phoenix, Arizona
February 25, 2021